Exhibit 99.(p)

FRANKLIN BSP PRIVATE CREDIT FUND

SUBSCRIPTION AGREEMENT

This Subscription Agreement is entered into this __th day of ___, 20__ by and between Franklin BSP Private Credit Fund, a Delaware statutory trust (the “Fund”), and BSP Fund Holdco (Debt Strategy) L.P. (the “Subscriber”);

WITNESSETH:

WHEREAS, the Fund has been formed for the purposes of carrying on business as a closed-end management investment company; and

WHEREAS, the Subscriber wishes to subscribe for and purchase, and the Fund wishes to sell to the Subscriber, 90,000 Advisor Class shares of beneficial interest (the “Advisor Class Shares”) for a purchase price of $10.00 per share and 10,000 Class A shares of beneficial interests (the “Class A Shares”) for a purchase price of $10.00 per share.

NOW THEREFORE, IT IS AGREED:

1.	The Subscriber subscribes for and agrees to purchase from the Fund 90,000 Advisor Class Shares for a purchase price of $10.00 per share and 10,000 Class A Shares for a purchase price of $10.00 per share. Subscriber agrees to make payment for the Advisor Class Shares and the Class A Shares at such time as demand for payment may be made by an officer of the Fund.

2.	The Fund agrees to issue and sell said Advisor Class Shares and Class A Shares to Subscriber promptly upon its receipt of the purchase price.

3.	To induce the Fund to accept its subscription and issue the Advisor Class Shares and the Class A Shares subscribed for, the Subscriber:

a.	Represents and warrants that it has no present intention of selling or redeeming the Advisor Class Shares or the Class A Shares subscribed for under this Subscription Agreement.

4.	This Subscription Agreement and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto.

5.	This Agreement is executed on behalf of the Fund by the Fund’s officers as officers and not individually and the obligations imposed upon the Fund by this Subscription Agreement are not binding upon any of the Fund’s Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

IN WITNESS WHEREOF, this Subscription Agreement has been executed by the parties hereto as of the day and date first above written.

FRANKLIN BSP PRIVATE CREDIT FUND

By:

Name:

Title:

BSP FUND HOLDCO (DEBT STRATEGY) L.P.

By: Franklin Templeton Institutional GP LLC, its general partner

By: Franklin Templeton Institutional LLC, its sole member

By:

Name:

Title: